CERTIFICATE OF AMENDMENT TO
                         THE ARTICLES OF INCORPORATION
                                      OF

                   VIS VIVA CORPORATION, a Nevada corporation
                    (to be filed with the Articles of Merger)

     Pursuant to Nevada Revised Statutes (NRS) Sections 78.380 through 78.403, titled Amendment and Restatement of Articles of Incorporation, the above corporation hereby adopts and files the following Amendments to its original Articles of Incorporation:

                              ARTICLE ONE -- NAME

     The name of the corporation (hereinafter called the Corporation) is and has been changed and shall now and hereafter be known as WideBand Corporation.


                        ARTICLE THREE -- CAPITAL STOCK

     The number of shares the Corporation is authorized to issue is twenty million (20,000,000) shares, having a par value of $0.01 per share, and the Corporation is authorized to issue, and/or grant options and/or warrants to purchase, or otherwise acquire, shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All shares of stock of this Corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences. Fully paid shares of stock of this Corporation shall not be subject to any further call or assessment. The Corporation shall have the right to purchase, take or otherwise acquire its own shares to the full extent permitted under Nevada law.


                            ARTICLE TEN -- PURPOSE

     This Corporation is authorized to conduct any and all lawful business, activity or enterprise for which corporations may be organized under Nevada law.


     IN WITNESS WHEREOF, the undersigned hereby executes this Certificate of Amendment to the Articles of Incorporation of VIS VIVA CORPORATION, a Nevada corporation, on this 18th day of February, 2000.





                                            /s/ John Michael Coombs
                                     ------------------------------------
                                              John Michael Coombs